United States securities and exchange commission logo





                     October 12, 2022

       Todd Vogensen
       Chief Financial Officer
       Party City Holdco Inc.
       80 Grasslands Road
       Elmsford, NY 10523

                                                        Re: Party City Holdco
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-37344

       Dear Todd Vogensen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services